Exhibit 99.1

Concho Resources Inc. Reports 2013 Proved Reserves and Production

MIDLAND, Texas--(BUSINESS WIRE)--February 6, 2014--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today provided a 2013 operational update, including full-year production, year-end estimated proved reserves and costs incurred. Highlights include:

  Full-year production of 33.6 million barrels of oil equivalent (“MMBoe”), a 20% increase over 2012 production from continuing operations
  Year-end estimated proved reserves of 503 MMBoe, a 13% increase over year-end 2012
  Reserve replacement ratio1 of 266%
  Drill-bit finding and development (“F&D”) costs of $16.79 per Boe

1 The Company uses the reserve replacement ratio as an indicator of the Company's ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. The ratio is limited because it typically varies widely based on the extent and timing of discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not embed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation. The reserve replacement ratio of 266% was calculated by dividing net proved reserve additions of 89.4 MMBoe (the sum of extensions, discoveries, revisions and purchases) by production of 33.6 MMBoe.

During 2013, Concho delivered another strong year of organic reserve additions. Through extensions and discoveries, the Company added over 105 MMBoe of proved reserves and replaced 266% of full-year 2013 production after adjusting for revisions. Proved reserves growth in 2013 reflected the Company’s robust development and exploration activities in the Permian Basin, where Concho is one of the largest and most active producers.

“We continue to focus our concentration on high-growth, high-return, crude oil assets across the Permian Basin,” commented Tim Leach, Chairman, Chief Executive Officer and President. “The success of our drilling program has unlocked vast resource development opportunities in both the Delaware and Midland Basins. Going forward, I expect the robust returns from our engineered drilling inventory, plus the incremental resource potential throughout our portfolio will continue to drive organic proved reserves growth for years to come.”

The Delaware Basin, in particular, remains Concho’s most significant area of capital investment and proved reserves growth. While the Company believes the Delaware Basin is a premier oil play, limited development history currently constrains the magnitude of proved reserves additions. During 2013, the Company deployed $1 billion to the Delaware Basin, representing 63% of its total capital spent. At year-end 2013, estimated proved reserves in the Delaware Basin had increased 69% over year-end 2012, but represented only 27% of the Company’s total estimated proved reserves.

“The Delaware Basin will feature prominently in future capital programs, especially as we embark on our three-year plan to double production by year-end 2016,” said Tim Leach. “Our confidence in the quality and scale of the resource opportunity in the Delaware Basin, as well as the Midland Basin, is rapidly growing as we continue to push the productive boundaries across our acreage, delineate additional zones and test the potential for increased well density. Going forward, we plan to provide operational updates with more detail around resource potential and inventory depth beyond our set of engineered drilling locations.”

(The following information is unaudited and preliminary. Final results will be provided in the Annual Report on Form 10-K for the year ended December 31, 2013.)

Full-Year 2013 and Fourth Quarter Production

Concho’s production for 2013 totaled 33.6 MMBoe (21.1 MMBbls of crude oil and 75.1 Bcf of natural gas), a 20% increase over 2012 production from continuing operations and in line with the Company’s production growth guidance for 2013.

As previously disclosed, the Company experienced volume curtailment in the New Mexico Shelf core area due to midstream and infrastructure delays, resulting in an estimated net production loss of over 500,000 Boe during 2013. Adjusting for the New Mexico Shelf curtailment as well as the severe winter weather curtailment during the fourth quarter, the Company estimates that it would have delivered full-year 2013 production within the upper-half of its original guidance range.

Notably during the year, crude oil production grew 25% over 2012 production from continuing operations and represented 63% of total production as compared to 60% in 2012.

Production in the fourth quarter 2013 was 8.9 MMBoe (5.8 MMBbls of crude oil and 19.0 Bcf of natural gas), or 97.0 MBoe per day, a 14% increase over the comparable prior-year period. Sequentially, Concho’s total fourth quarter 2013 production increased 3% over the previous quarter and crude oil production during the fourth quarter increased 7% over the previous quarter, despite the weather-related curtailments. Fourth quarter 2013 was Concho’s 16th consecutive quarter to increase crude oil production from continuing operations over the immediately previous quarter.

2013 Year-end Estimated Proved Reserves and Costs Incurred

Concho’s year-end estimated proved reserves increased to 503 MMBoe. Year-end proved reserves were determined utilizing an average 2013 WTI posted oil price of $93.42 per barrel and an average 2013 Henry Hub spot market natural gas price of $3.67 per MMBtu. Substantially all of the Company’s proved reserves are located in the Permian Basin, which remains one of the most active and prolific oil basins in the continental U.S. The PV-10 of proved reserves at year-end 2013 was $9.0 billion as compared to $8.3 billion at year-end 2012. Please refer to the attached table for a reconciliation of PV-10 to the standardized measure of discounted future net cash flows.

Crude oil represented over 61% of year-end estimated proved reserves, consistent with year-end 2012. In addition, 60% of Concho’s year-end estimated proved reserves were proved developed, consistent with year-end 2012 and reflective of the Company’s ability to consistently convert unproved resources into proved reserves.

Exploration and development activity was the primary driver in the Company’s 2013 proved reserves growth, adding 105 MMBoe of proved reserves in the year. The following reconciliation of Concho’s estimated proved crude oil and natural gas reserves for year-end 2013 is based on reports prepared by Cawley, Gillespie & Associates, Inc. and Netherland, Sewell & Associates, Inc., independent petroleum engineers.

MMBoe
Proved reserves at December 31, 2012	447
Purchase of minerals-in-place	2
Extensions and discoveries	105
Revisions of previous estimates	(17)
Production	(34)
Proved reserves at December 31, 2013	503

Concho is currently planning to operate a combined horizontal and vertical drilling program in the Midland Basin. As a result, the Company does not plan to drill a portion of its previously recorded vertical PUD (“proved undeveloped”) locations in accordance with the SEC five-year PUD rule. Therefore, the Company has reclassified approximately 10 MMBoe of PUD reserves from the Texas Permian core area. This reduction is reflected in revisions of previous estimates. Given limited horizontal production data from Concho’s Texas Permian core area, the Company has not entirely replaced its reclassified vertical PUD reserves with horizontal PUD reserves, but expects to gain significant horizontal production data during 2014.

Concho’s total costs incurred in 2013 was $1.87 billion. Excluding $97 million of acquisitions, the Company invested approximately $1.77 billion through its exploration and development program, consistent with its full-year 2013 guidance. Concho’s costs incurred (including asset retirement costs) are as follows:

	Years Ended December 31,
	2013	2012
	(in millions)
Property acquisition costs	$97	$1,299
Exploration	1,030	781
Development	738	741
Total costs incurred for oil and natural gas properties	$1,865	$2,821

For 2013, drill-bit F&D costs, defined as the total costs incurred for oil and natural gas properties, less property acquisition costs, divided by extensions and discoveries, were $16.79 per Boe, as compared to $16.56 per Boe in 2012.

Operations

During 2013, Concho remained one of the most active drillers in the Permian Basin with one of the largest horizontal drilling rig fleets. The Company exited the year with 26 total rigs, 22 of which were drilling horizontally. Today, Concho is operating 31 rigs, 27 of which are drilling horizontally.

“The Permian Basin is experiencing a dramatic shift to horizontal drilling, and over the last two years Concho has led the way,” said Tim Leach. “From 2012 to 2013 we significantly increased our horizontal capital allocation from less than half to over 70%. Going forward, we expect to allocate roughly 90% of our capital budget to horizontal development across all three of our core areas.”

In 2013 the Company drilled or participated in 633 wells (465 operated, 44% horizontal) and completed 675 wells as producers. The table below summarizes the Company’s gross drilling activities by core area for the fourth quarter and full year 2013:

	Total Wells		Operated Wells		Completed Wells[1]
	4Q 2013	FY 2013	4Q 2013	FY 2013	4Q 2013	FY 2013
New Mexico Shelf	26	197	6	83	34	223
Delaware Basin	63	202	49	149	50	192
Texas Permian	34	234	33	233	38	260
Total	123	633	88	465	122	675

1 Excludes 4 wells that were plugged and abandoned in 2013.

Derivative Update

The Company maintains an active crude oil and natural gas hedging program and has continued to add to its derivative positions. Please see the “Derivatives Information” table at the end of this press release for more detailed information about the Company’s current derivative positions.

Exploration and Abandonments Expense

Concho expects to incur estimated exploration and abandonments expense in the fourth quarter of 2013 of approximately $72 million, of which approximately $67 million is a non-cash charge. The majority of the total costs is related to leasehold abandonments and dry hole costs from the Company’s Terry County acreage position. Concho drilled two wells on this acreage which were uneconomic. The Terry County acreage position was an exploration play and is not a component of the Company’s previously announced three-year accelerated growth plan. The table below provides a breakdown of preliminary exploration and abandonments expense for the fourth quarter of 2013:

Three Months Ended
December 31,
2013
(in millions)
Geological and geophysical	$4
Exploratory dry hole costs	31
Leasehold abandonments	36
Other	1
Total exploration and abandonments	$72

The (i) geological and geophysical costs and (ii) exploratory dry hole costs components of total exploration and abandonments expense in the fourth quarter of 2013 are expected to be approximately $35 million and will reduce adjusted net income (non-GAAP) by this amount. The Company expects the impact to after-tax adjusted earnings per share (non-GAAP) will be approximately $0.20 per share in the fourth quarter of 2013.

Fourth Quarter 2013 Conference Call

Further information regarding 2013 reserves, engineered inventory and additional resource potential will be discussed during Concho’s quarterly conference call scheduled for Thursday, February 20, 2014, at 9:00 a.m. CST, when Concho will also discuss its fourth quarter and full-year 2013 financial and operating results with an accompanying presentation.

Individuals who would like to participate should call (877) 415-3186 (passcode: 28809385) approximately 15 minutes before the scheduled conference call time. To access the live audio webcast and download the accompanying presentation, please visit the investor relations section of the Company's website, www.concho.com.

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company's operations are primarily focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit Concho's website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company's future financial position, liquidity and capital resources, operations, performance, production growth, acquisitions, returns, capital expenditure budgets, oil and natural gas reserves, number of identified drilling locations, drilling program, derivative activities, costs and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management's experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the "Risk Factors" section of the Company's most recent Form 10-K and 10-Q filings and risks relating to declines in the prices we receive for our oil and natural gas; uncertainties about the estimated quantities of reserves; risks related to the integration of acquired assets; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; drilling and operating risks; the adequacy of our capital resources and liquidity; risks related to the concentration of our operations in the Permian Basin; the results of our hedging program; weather; litigation; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; uncertainties about our ability to replace reserves and economically develop our current reserves; competition in the oil and natural gas industry; our existing indebtedness; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Non-GAAP Financial Measure
Unaudited

PV-10 is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. The Company believes that the presentation of the PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. The Company uses this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the standardized measure of discounted future net cash flows. The Company’s PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows at December 31, 2013 and 2012:

	December 31,
	2013	2012
	(in millions)
PV-10	$9,030	$8,327
Present value of future income taxes discounted at 10%	(2,786)	(2,539)
Standardized measure of discounted future net cash flows	$6,244	$5,788

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with our derivatives at February 6, 2014.

		2014
		1Q	2Q	3Q	4Q	Total	2015	2016	2017

Oil Swaps: (a)
	Volume (Bbl)	5,075,000	4,544,000	4,116,000	3,833,000	17,568,000	12,812,000	429,000	168,000
	Price per Bbl	$93.65	$92.69	$91.23	$91.09	$92.27	$86.86	$88.31	$87.00

Oil Basis Swaps: (b)
	Volume (Bbl)	2,790,000	3,458,000	3,680,000	3,680,000	13,608,000	-	-	-
	Price per Bbl	$(0.46)	$(0.72)	$(0.92)	$(0.92)	$(0.78)	$-	$-	$-

Natural Gas Swaps: (c)
	Volume (MMBtu)	3,812,000	3,001,000	2,300,000	1,777,000	10,890,000	20,075,000	-	-
	Price per MMBtu	$4.19	$4.18	$4.19	$4.19	$4.19	$4.15	$-	$-

Natural Gas Collars: (d)
	Volume (MMBtu)	5,400,000	5,460,000	5,520,000	5,520,000	21,900,000	-	-	-
	Ceiling Price per MMBtu	$4.40	$4.40	$4.40	$4.40	$4.40	$-	$-	$-
	Floor Price per MMBtu	$3.85	$3.85	$3.85	$3.85	$3.85	$-	$-	$-

(a)	The index prices for the oil swaps are based on the NYMEX — West Texas Intermediate (“WTI”) monthly average futures price.
(b)	The basis differential price is between Midland — WTI and Cushing — WTI.
(c)	The index prices for the natural gas price swaps are based on the NYMEX — Henry Hub last trading day futures price.
(d)	The index prices for the natural gas collars are based on the El Paso Permian delivery point.

CONTACT:
Concho Resources Inc.
Price Moncrief, 432-683-7443
Vice President of Capital Markets and Strategy